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                                                                    EXHIBIT 12.1


                       SUMMIT PROPERTIES PARTNERSHIP, L.P.

               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                      YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------
                                                        1999        1998       1997       1996       1995
                                                       -------    --------    -------    -------    -------
Income before extraordinary items...................   $59,760    $ 66,475    $31,934    $21,187    $15,051
Interest:
    Expense incurred................................    37,282      32,550     20,902     16,113     13,715
    Amortization of deferred financing costs........       992         956      1,057      1,025      1,087
    Rental fixed charges............................       159         133        115        124        134
                                                       -------    --------    -------    -------    -------
    Total...........................................   $98,193    $100,114    $54,008    $38,449    $29,987
                                                       =======    ========    =======    =======    =======

Fixed charges:
    Interest expense................................   $37,282    $ 32,550    $20,902    $16,113    $13,715
    Interest capitalized............................     7,888       6,143      5,876      4,266      3,110
    Dividends to preferred unitholders in                6,698          --         --         --         --
    Operating Partnership...........................
    Rental fixed charges............................       159         133        115        124        134
    Amortization of deferred financing costs
                                                           992         956      1,057      1,025      1,087
                                                       -------    --------    -------    -------    -------
      Total.........................................   $53,019    $ 39,782    $27,950    $21,528    $18,046
                                                       =======    ========    =======    =======    =======

Ratio of earnings to fixed charges                        1.85        2.52       1.93       1.79       1.66
                                                       =======    ========    =======    =======    =======